EXHIBIT 2.1

                                    AGREEMENT
                                     between
                   AMERICAN GROUP, INC., a Nevada corporation
                                       and
                COVENTRY INDUSTRIES CORP., a Florida corporation

                  This Agreement (the "Agreement") effective as of May 28, 1998, between American Group, Inc., a Nevada corporation ("AGI"), and Coventry Industries Corp., a Florida corporation ("Coventry").

         WHEREAS, Coventry owns all of the issued and outstanding shares of common stock, par value $1.00, of LPS Acquisition Corp., a Florida corporation ("LPS").

         WHEREAS, AGI wishes to acquire from Coventry all of the issued and outstanding common shares of LPS for the consideration and on the other terms which follow.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, it is agreed as follows:

         1. Recitals. The above recitals are true and correct and are herein incorporated by this reference.

         2. Plan of Reorganization. Coventry is the owner of 1,000 shares of LPS common stock, being all of the issued and outstanding common stock of LPS (the "LPS Stock"). At closing, Coventry will sell AGI the LPS Stock in exchange for
(i) 75,000 shares of Coventry Series F Preferred Stock (the "Coventry Stock") held by AGI and (ii) 1,200,000 share of AGI common stock, par value $.001.

         3. Closing Date. The closing shall be held on June 29, 1998, or such other date as may be agreed upon by the parties.

         4. Delivery of Shares and Debt Instruments. At closing, the parties shall deliver to each other the following share certificates.

                  (a) AGI shall deliver to Coventry a certificate or certificates for 1,200,000 shares of AGI Common Stock and a certificate representing 75,000 shares of the Coventry Stock with an assignment executed in blank and in form satisfactory to Coventry and its counsel.

                  (b) Coventry shall deliver to AGI a certificate or certificates for the LPS Stock with an assignment executed in blank and in form satisfactory to AGI and its counsel.


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         5.       Additional Consideration.

                  (a) Coventry represents and warrants to AGI that Coventry is a party to an escrow account maintained by Atlas, Pearlman, Trop & Borkson, Fort Lauderdale, Florida, in an amount greater than $500,000, being funds deposited in that account by Profutures Special Equities, Ltd., for the benefit of Coventry.

                  (b) Subject to the provisions of Section 5(c), below, Coventry agrees that it will lend to, or invest on an equity basis in, AGI up to $500,000 from proceeds which may become available to Coventry from such escrow account for the purpose of financing LPS operations. The timing, nature and amount of any investment in AGI which Coventry may make pursuant to this Section 5 will be determined in the sole discretion of Coventry.

                  (c) The parties confirm their understanding that (i) Coventry has agreed to pay Robert Claire, Trustee, prior to any loan to or investment in AGI, $125,000 from the $500,000 of escrow proceeds described in the preceding paragraph if and when such funds become available to Coventry, and (ii) such funds are payable by Coventry as guarantor of non-interest bearing loans by Robert Claire, Trustee, to LPS in the aggregate principal amount of $125,000.

         6. Representations of Coventry. Coventry hereby makes the following representations and warranties to AGI, each of which is true as of the date hereof and will be true as of the closing date with the same effect as though such representations and warranties had been made on the closing date:

                  (a) Coventry is the sole shareholder of LPS and there are no warrants, options or other rights outstanding to have issued, or otherwise to acquire, any shares of the capital stock of LPS. The LPS Stock to be transferred by Coventry to AGI hereunder is free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Coventry will convey clear and unencumbered title thereto to AGI. The shares of LPS Stock are fully paid and non-assessable.

                  (b) This Agreement constitutes the valid and binding obligation of Coventry enforceable in accordance with its terms except as enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights.

                  (c) The execution and delivery of this Agreement by Coventry does not, and the consummation of the transactions contemplated herein will not, violate or constitute a breach or an occurrence of default (or an event which, with notice or lapse of time or both would constitute a default) under any provision of, or conflict with, or result in acceleration of any obligations under, or result in the creation or imposition of



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any security interest, lien or other encumbrance, or give rise to a right by any party to terminate its obligations under any mortgage, deed of trust, conveyance to secured debt, note, loan, lien, lease, agreement, instrument, order, judgment, decree or other arrangement to which Coventry, LPS, or either of them, is a party or to which either is bound.

                  (d) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles or Incorporation or By-Laws of Coventry or LPS.

                  (e) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration panel applicable to Coventry or LPS or give rise to a right of termination by any governmental authority of any license, registration, certificate, right of authority to engage in business in such places where either Coventry or LPS now does, or has a right to engage in, business.

                  (f) Coventry has delivered to AGI true and correct copies of the financial statements of LPS for the period ended March 31, 1998, a copy of which is attached hereto as Exhibit 6(e) and incorporated herein by this reference. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. Since March 31, 1998, LPS has (i) no short- or long-term debt or other obligations other than as set forth in the financial statements for the year ended March 31, 1998, or as described in Section 5(c) hereof, excluding trade payables incurred in the ordinary course of business, (ii) no tax liens or encumbrances of any nature on its assets, (iii) continued its operations and business as they are presently conducted, (iv) entered into no employment, consulting or similar agreements, and (v) not issued or agreed to issue any equity security or any other securities or obligations that are convertible into or exchangeable, for such equity securities. Coventry is not aware of any events having a material adverse effect on LPS since March 31, 1998, including, but not limited to, a loss of a material customer or contract, which would result in a reduction in revenues or operating results in the aggregate of greater than 10% for the year ending December 31, 1998, compared to the year ended December 31, 1997.

                  (g) Except for liabilities or obligations disclosed or provided for in the financial statements attached hereto as Exhibit 6(f), and except for liabilities or obligations incurred in the ordinary course of business consistent with past practices, LPS does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, potential or unassigned or otherwise, that would be required to be disclosed on a balance sheet of LPS.


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                  (h) Coventry is acquiring the AGI Stock in a private
transaction exempt from registration under applicable federal and state securities laws, for its own account for investment and not with a view to the distribution or resale thereof. Coventry shall not sell, assign, transfer, hypothecate or otherwise convey the AGI Stock except in compliance with applicable federal and state securities laws. Coventry shall have the right to dividend the AGI stock to Coventry's shareholders upon the prior delivery to AGI of an opinion of counsel, in form and substance acceptable to AGI, that such dividend is to be made pursuant to a registration statement or an exemption from registration under applicable federal and state securities laws.

                  (i) There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving LPS. There is no action, suit, claim or legal, administrative or arbitration proceeding, or, to the best knowledge of Coventry after due inquiry, any investigation (whether or not the defense or liabilities in respect thereof are covered by insurance) pending, or to the best knowledge of Coventry, after due inquiry, threatened against or involving LPS or any of its assets. To the best knowledge of LPS, after due inquiry, there is no fact, event or circumstance that are likely to give rise to any suit, action, claim, investigation or proceeds that would be required to be disclosed if currently pending or threatened.

                  (j) LPS has good and valid title to all the properties and assets of the type required to be reflected on the balance sheets attached hereto as Exhibit 6(f) which it purports to own and all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever.

                  (k) LPS has timely filed all tax returns and reports required to be filed by it, including, where applicable, all federal, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use and withholding tax reports and returns. All returns are true and correct. To the best knowledge of Coventry, there is no basis for any additional claim or assessment.

                  (l) LPS currently maintains policies of property insurance that provide coverage in kind and amount reasonably necessary to protect against the risks inherent or associated with the operation of LPS. All insurance policies are in full force and effect. There is not any state of facts and no event has occurred forming the basis for any claim covered by a property, casualty, fidelity, automobile, general liability, libel or slander, workman's compensation, health insurance or reinsurance or excess polity that is not fully covered by insurance or that may be expected to exceed the available limits of liability of the applicable insurance policies, nor has any carrier declined coverage or reserved its rights to determine its liability to provide coverage to LPS with respect to any claim or circumstance.

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                  (m) LPS has complied in all material respect with all laws, including applicable rules and regulations, or all applicable federal, state, local and foreign governments and their respective agencies concerning the environment, public health and safety and employee health and safety, and no complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against either LPS alleging any failure to comply with any such law or regulation, including, without limitation, any law of any government or agency concerning release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment.

         7. Representations of AGI. AGI hereby makes the following representations and warranties to Coventry each of which is true as of the date hereof and will be true as of the closing date with the same effect as though such representations and warranties had been made on the closing date:

                  (a) AGI is a corporation duly organized and existing under and by virtue of the laws of the State of Nevada, is in good standing under the laws thereof, and is qualified to do business and is in good standing in any other jurisdiction in which it is required to be qualified.

                  (b) When issued and delivered pursuant to this Agreement, the AGI Stock will be duly and validly issued, and fully paid and nonassessable.

                  (c) AGI is the record and beneficial owner of the 75,000 Coventry Stock and are free and clear of all liens, encumbrances, options, warrants, voting trusts, stockholder agreements, arrangements, and equities and liabilities of any nature and AGI will convey clear and unencumbered title thereto to AGI. The Coventry Stock is fully-paid and non-assessable. AGI has full power and authority to assign the Coventry Stock.

                  (d) This Agreement constitutes the valid and binding obligation of AGI enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights.

                  (e) The execution and delivery of this Agreement by AGI does not, and the consummation of the transactions contemplated herein will not, violate or constitute an occurrence of default (which violations or defaults either singularly or in the aggregate would be considered material) under any provision of, or conflict with, or result in acceleration of any obligations under, or give rise to a right by any party to terminate its obligations under any mortgage, deed of trust, note, loan, lien, lease, agreement, instrument, order, judgment, decree or other arrangement to which AGI is a party or by which it is bound.

                  (f) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of AGI as amended, or any agreement or instrument to which AGI is now a party.

                  (g) AGI is acquiring the LPS Stock in a private transaction exempt from registration under applicable federal and state securities laws, for its own account and for investment and not with a view to the distribution or resale of any thereof.

                  (h) In consideration with its acquisition of the LPS Stock, AGI has made such investigations of LPS as it has deemed necessary for purposes of such acquisition and has not relied on Coventry with respect to such purchase except to the extent of any representation or warranty of AGI specifically set forth in this Agreement.

         8. Conditions of Closing. All of the obligations of the parties under this Agreement are subject to the fulfillment, prior to or on the closing date set forth in Section 3 of this Agreement, of each of the following conditions:

                  (a)      Delivery by AGI of the following:

                           (i)      Certificates for the Coventry Stock endorsed
in blank;

                           (ii)     Certificates of AGI for the Common Stock
being sold hereunder;

                           (iii)    AGI's certification that all
representations and warranties made by it contained in Section 7 of this Agreement shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, and shall be true on and as of said closing date as though such representations and warranties were made at and as of such date; and

                  (b)      Delivery by Coventry of the following:

                           (i)      Certificates for the LPS Stock described in
Section 2 hereof;

                           (ii)     Delivery of such other instruments as are
required to be delivered under Section 4 hereof; and

                           (iii)    A certificate of Coventry that all
representations and warranties made by it contained in Section 6 of this Agreement shall be true on and as of the closing date set forth in Section 3 of this Agreement as though such representations and warranties were made at and as of such date, and shall be true on


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and as of said closing date as though such representations and warranties were made at and as of such date.

         9. Investment Purpose. Each of the parties represents and warrants that it is acquiring the securities to be acquired hereby for investment purposes and not for the distribution or resale except for the right of Coventry to dividend the AGI Stock to AGI's shareholders in accordance with Section 6(h) hereof. Sales of such securities may be made only pursuant to applicable securities laws. Each of the parties acknowledges that it has been advised that such securities have not been registered under any securities act and that there is no obligation or intention to register any of the securities.

         10. Representations to Survive Closing. All the terms, conditions, warranties, representations and guarantees contained in this Agreement shall survive delivery of the securities and debt instruments transferred at the closing hereunder and any investigations made by or on behalf of the parties at any time.

         11.      Indemnification.

                  (a) Each of the parties agrees to indemnify, defend and hold the other party and, if applicable, its shareholders, officers, directors, successors and assigns, harmless from and against any and all claims, damages, liability, loss, cost or expense, which either party may suffer or become liable for as a result of or in connection with any material breach by the other party of any representation or warranty, covenant or agreement made or contained in this Agreement or in any related agreement or instruments executed and delivered pursuant to this Agreement on or prior to the closing date set for in Section 3 hereof.

                  (b) Within 60 days after learning of the assertion by a third party of any claim against which a party claims indemnification under this Agreement (the "Indemnified Party"), the Indemnified Party shall notify the other party (the "Indemnifying Party") and afford the Indemnifying Party the opportunity to assume the defense or settlement thereof at the Indemnifying Party's own expense with counsel of his or its own choosing and the Indemnified Party shall cooperate fully and make available to the Indemnifying Party all pertinent information under its control or in its possession. The Indemnified Party shall have the right to join in the defense of any claim with the counsel of its own choosing and at its own expense.

                  (c) Notwithstanding the notice requirements provided hereunder, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving notice unless, and then only to the extent that, the rights and remedies of the party to whom notice was to have been given shall have been prejudiced.


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                  (d) Notwithstanding anything to the contrary contained in this
Agreement, the parties shall be entitled to exercise and resort to all rights and remedies for misrepresentations or breaches afforded to them by statute, at law or in equity, including without limitation, recision, specific performance, action for damages, or any other remedies and relief as may be afforded to them under this Agreement or by a court of competent jurisdiction.

         12.      Miscellaneous.

                  (a) Each of the parties hereto will bear its own legal fees and other expenses in connection with the transactions contemplated by this Agreement.

                  (b) If any term or provision of this Agreement or any exhibits thereto or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the exhibits thereto or the application or such term or provision to person, property or circumstances other than those as to which it is invalid and unenforceable shall not be affected thereby, and each term and provision of this Agreement or the exhibits thereto shall be valid and enforced to the fullest extent permitted by law.

                  (c) Any notices, requests or consents hereunder shall be deemed given, and any instruments delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt of delivered personally or by facsimile transmission as follows:

                      If to Coventry:    Robert Hausman, President
                                         Coventry Industries Corp.
                                         7777 Glades Road, Suite 211
                                         Boca Raton, Florida 33434

                                         Joel D. Mayersohn, Esquire
                                         Atlas, Pearlman, Trop & Borkson, P.A.
                                         200 E. Las Olas Boulevard
                                         Ft. Lauderdale, Florida 33301

                      If to AGI:         Louis Zanette, President
                                         American Group, Inc.
                                         =========================

except that any of the foregoing may from time to time by written notice to the other designate another address which shall thereupon become its effective address for the purposes of this paragraph.


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                  (d) This Agreement, including the exhibits and documents
referred to herein which are a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter and may be amended only by a written instrument executed by the parties hereto or their successors or assigns. Any paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (f) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not insure to the benefit of anyone other than the parties signing this Agreement and their respective successors.

                  (g) This Agreement shall be governed by the laws of the State of Florida.

                  (h) The parties have either (i) been represented by independent legal counsel in connection with the negotiations and execution of this Agreement, or (ii) each has had the opportunity to obtain independent legal counsel, has been advised that it is in its best interests to do so, and by execution of this Agreement has waived such right.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                  AMERICAN GROUP, INC.


                                             By:  /s/ Louis Zanette
                                                  -----------------------------
                                                  Louis Zanette, President


                                                  COVENTRY INDUSTRIES CORP.


                                             By:  /s/ Robert Hausman
                                                  ----------------------------
                                                  Robert Hausman, President